EXHIBIT 99.2
LEHMAN BROTHERS HOLDINGS INC.
SELECTED STATISTICAL INFORMATION
(Preliminary and Unaudited)
(Dollars in millions, except per share data)





                                                                       Twelve Months                Quarters Ended
                                                                           Ended
                                                                     -----------------------------------------------------------
                                                                     -----------------------------------------------------------

                                                                       2002      2001  11/30/02 8/31/02 5/31/02 2/28/02 11/30/01
                                                                     -----------------------------------------------------------
Income Statement
Net Revenues                                                            $6,155   $6,736  $1,539  $1,347  $1,663  $1,606  $1,203
Non-Interest Expenses:
   Compensation and Benefits                                             3,139    3,437     785     687     848     819     615
   Nonpersonnel Expenses                                                 1,517    1,424     400     391     379     347     345
   September 11, 2001 related (recoveries)/expenses, net                 (108)      127    (108)     -        -       -     127
   Other real estate reconfiguration costs                                 128        -     128      -        -       -       -
   Regulatory settlement                                                    80        -      80      -        -       -       -
Net Income (a)                                                             975    1,255     187     194     296     298     130
Net Income Applicable to Common Stock                                      906    1,161     176     183     285     262     119
Earnings per Common Share (b)
   Basic                                                                 $3.69    $4.77   $0.72   $0.74   $1.16   $1.07   $0.49
   Diluted                                                               $3.47    $4.38   $0.69   $0.70   $1.08   $0.99   $0.46

Financial Ratios (%)
Return on Common Equity (annualized) (c)                                 11.2%    15.9%    8.6%    8.9%   14.1%   13.4%    6.3%
Return on Common Equity
  (annualized, excluding the special preferred dividends,
     where applicable) (d)                                               11.5%    16.5%    8.6%    8.9%   14.1%   14.6%    6.3%

Pretax Operating Margin (e)                                              22.7%    26.0%   16.5%   20.0%   26.2%   27.4%    9.6%

Compensation & Benefits/Net Revenues                                     51.0%    51.0%   51.0%   51.0%   51.0%   51.0%   51.1%

Effective Tax Rate (f)                                                   26.3%    25.0%   20.7%   22.6%   29.0%   29.0% (24.4)%

Balance Sheet
Total Assets                                                                           $260,000$265,213$267,787$260,061$247,816
Total Assets Excluding Matched Book (g)                                                 165,000 159,879 173,671 168,850 164,538
Common Stockholders' Equity                                                               8,242   8,209   8,206   7,948   7,759
Total Stockholders' Equity + Preferred Securities Subject to
 Mandatory Redemption                                                                     9,652   9,619   9,616   9,358   9,169
Total Capital (h)                                                                        48,329  48,530  46,259  47,343  47,470
Net Leverage (i)                                                                          17.1x   16.6x   18.1x   18.0x   17.9x
Book Value per Common Share (j)                                                           34.15   33.49   33.22   32.47   31.81

Other Data (#s)
Employees                                                                                12,343  12,980  12,694  12,851  13,090
Common Stock Outstanding (in millions)                                                    231.1   239.0   243.6   244.2   237.5
Weighted Average Shares (in millions)
   Basic                                                                 245.4    243.1   243.9   246.7   245.8   245.3   241.9
   Diluted                                                               261.2    265.3   255.1   261.0   263.5   265.2   261.6



--------
(a) Fourth quarter 2002 net income includes a $128 million pre-tax charge ($82 million after tax) related to the reconfiguration of certain of the firm's global real estate, $108 million pretax gain ($60 million after tax) from September 11th related (recoveries)/expenses, net and pre-tax charge of $80 million ($56 million after tax) related to the Firm's regulatory settlement. Fourth quarter 2001 net income includes a $127 million pre-tax charge ($71 million after tax) for September 11th related (recoveries)/expenses, net.
(b) For the year and quarter ended November 30, 2002 basic EPS was reduced by $.32, and fully diluted EPS was reduced by $.30 and $.31, respectively, as a result of the other real estate charge, September 11th related (recoveries)/expenses, net and regulatory settlement charge. For the year and quarter ended November 30, 2001 basic EPS was reduced $0.29 and $0.30 and fully diluted EPS was reduced by $0.26 and $0.27, respectively, as a result of September 11th related (recoveries)/expenses, net.
(c) For the year and quarter ended November 30, 2002, the Company's return on common equity was reduced by 1.0% and 3.7%, as a result of the other real estate charge, September 11th related (recoveries)/expenses, net and regulatory settlement charge. For the year and quarter ended November 30, 2001, the Company's return on common equity was reduced by 1.0% and 3.7%, respectively as a result of the September 11th related (recoveries)/expenses, net.
(d) Return on common equity calculated using net income before adjusting for special preferred dividends of $25 million in the first quarter of 2002 and $50 million in the second quarter of 2001. These dividends have been excluded on an adjusted basis, as they will no longer be recurring after 2002.
(e) Pre-tax operating margin for the year and quarter ended November 30, 2002 was reduced by approximately 1.7% and 6.5%, respectively, as a result of the other real estate charge, September 11th related (recoveries)/expenses, net and regulatory settlement charge. Pre-tax operating margin for the year and quarter ended November 30, 2001 was reduced by approximately 1.8% and 10.6%, respectively, as a result of the September 11th related (recoveries)/expenses, net.
(f) The effective tax rate for the year and quarter ended November 30, 2002 increased/(decreased) by approximately 0.3% and (.5%), respectively, as a result of the other real estate charge, September 11th related (recoveries)/expenses, net and regulatory settlement charge. The effective tax rate for the year and quarter ended November 30, 2001 decreased by approximately 1.3% and 35.9%, respectively as a result of the September 11th related (recoveries)/expenses, net.
(g) Matched book is defined as the lower of securities purchased under agreements to resell or securities sold under agreements to repurchase.
(h) Total capital includes long-term debt, stockholders' equity and preferred securities subject to mandatory redemption.
(i) Net leverage ratio is calculated using total assets excluding matched book to total stockholders' equity and other preferred securities.
(j) The book value per common share calculation includes restricted stock units granted under Lehman Stock Award Programs included in stockholders' equity.